EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S 8 of our report dated March 18, 2005 relating to the financial statements and financial statements schedule of Chordiant Software, Inc. which appears in Chordiant Software, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2005.

PricewaterhouseCoopers LLP

San Jose, California
January 12, 2006